UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 2, 2013

TRANZYME, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35119	63-1192270
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of		Identification No.)
incorporation)

5001 South Miami Boulevard, Suite 300
Durham, NC	27703
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 474-0020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 2, 2013, the Nasdaq Stock Market (“NASDAQ”) notified Tranzyme, Inc. (the “Company”) that it no longer complies with NASDAQ Listing Rule 5450(a)(1) (the “Minimum Bid Price Rule”), as the bid price of the Company’s common stock closed below the minimum $1.00 per share for the 30 consecutive business days prior to the date of the letter. In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company will be provided an initial grace period of 180 days, or until July 1, 2013, to regain compliance with the Minimum Bid Price Rule. The Company may regain compliance with the Minimum Bid Price Rule if the bid price of the Company’s common stock closes at or above $1.00 per share for a minimum of 10 consecutive business days at any time before July 1, 2013. The NASDAQ notification has no effect at this time on the listing of the Company’s common stock on the NASDAQ Global Market.

If the Company does not regain compliance with the Minimum Bid Price Rule by July 1, 2013, NASDAQ will provide written notification to the Company that its common stock will be delisted. At that time, the Company may appeal NASDAQ’s delisting determination to a NASDAQ Listing Qualifications Panel. Alternatively, the Company may be eligible for an additional grace period of 180 days if it satisfies all of the requirements, other than the minimum bid price requirement, for listing on the NASDAQ Capital Market set forth in NASDAQ Listing Rule 5505.

The Company intends to monitor the bid price for its common stock between now and July 1, 2013 and may, if appropriate, consider implementing available options to regain compliance with the Minimum Bid Price Rule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 3, 2013	Tranzyme, Inc.

	By:	/s/Vipin K. Garg, Ph.D.
	Name:	Vipin K. Garg, Ph.D.
	Title:	President and Chief Executive Officer